UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 5, 2020

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	RAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On February 5, 2020, in connection with the settlement of its previously announced offer to exchange (the “Exchange Offer”) up to $600 million aggregate principal amount of Rite Aid Corporation’s (the “Company”) 6.125% Senior Notes due 2023 (the “Old Notes”) for newly issued 7.500% Senior Secured Notes due 2025 (the “New Secured Notes”), the Company issued $600 million aggregate principal amount of New Secured Notes pursuant to an indenture, dated as of February 5, 2020 (the “New Notes Indenture”), among the Company, the subsidiary guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”).

The New Secured Notes will bear interest at a rate of 7.500% per annum, payable semi-annually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Secured Notes will mature on July 1, 2025.

The Company may redeem the New Secured Notes at its option, in whole or in part, at any time on or after July 1, 2022 at the redemption prices specified in the New Notes Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date. At any time prior to July 1, 2022 the Company may redeem at its option the New Secured Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Secured Notes redeemed plus the Applicable Premium (as defined in the New Notes Indenture) as of, and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, on or prior to July 1, 2022, the Company may, subject to certain limitations specified in the New Notes Indenture, at its option and on one or more occasions, redeem up to 40% of the aggregate principal amount of the New Secured Notes at a redemption price equal to 107.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date with the net cash proceeds of certain equity offerings. Upon a Change of Control (as defined in the New Notes Indenture), the Company must offer to purchase the New Secured Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but not including, the date of purchase.

The Company’s obligations under the New Secured Notes are fully and unconditionally guaranteed on a senior secured basis by the same subsidiary guarantors as the Company’s existing credit facilities and the Old Notes. The New Secured Notes and the related guarantees are secured by substantially all of the Company’s subsidiaries’ assets, including (i) a first-priority lien on the Notes Priority Collateral (as defined in the New Notes Indenture), and (ii) a second-priority lien on the ABL Priority Collateral (as defined in the New Notes Indenture), which, in each case include assets of PBM entities (other than insurance entities) and also secure the Company’s existing credit facilities.

The New Notes Indenture contains covenants that restrict the ability of the Company and its restricted subsidiaries to: incur or guarantee additional indebtedness; create liens; pay dividends; make redemptions and repurchases of capital stock; make loans and investments; prepay, redeem or repurchase subordinated debt; engage in acquisitions, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions; amend some of their debt and other material agreements; issue and sell capital stock of subsidiaries; and restrict distributions from subsidiaries. Under the New Notes Indenture, if the New Secured Notes are assigned investment grade ratings and no default or event of default has occurred and is continuing, certain of these covenants will be suspended. The New Notes Indenture also contains certain affirmative covenants and events of default.

The New Secured Notes have not been registered under the Securities Act of 1933, as amended or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the New Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the New Notes Indenture, which is as attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On February 5, 2020, the Company announced the settlement of its Exchange Offer. A copy of the press release announcing the settlement, and which describes the settlement in greater detail, is hereby incorporated by reference and attached hereto as Exhibit 99.1.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of February 5, 2020, among the Company, the subsidiary guarantors party thereto, and the Trustee and the Notes Collateral Agent.

4.2	Form of 7.500% senior secured notes due 2025 (included in Exhibit 4.1).

99.1	Press Release announcing the early results of the Exchange Offer, dated February 5, 2020.

104	Cover Page Interactive Data File (formatted as inline XBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 5, 2020	By:	/s/ James J. Comitale
	Name:	James J. Comitale
	Title:	Executive Vice President, General Counsel